Exhibit 99.1

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS, L.P. AND PETRO FINANCIAL CORPORATION COMMENCE CASH TENDER OFFER AND CONSENT SOLICITATION FOR ALL OF THEIR 10 1/2% SENIOR NOTES DUE 2007

EL PASO, Texas, Jan. 16, 2004 – Petro Stopping Centers, L.P. and Petro Financial Corporation (the “Issuers”) today are commencing a cash tender offer and consent solicitation (the “Offer”) with respect to all of their outstanding 10 1/2% Senior Notes due 2007 (the “Notes”) (CUSIP No. 715911AB9, ISIN No. US715911AB99).

In connection with the Offer, the Issuers are soliciting consents to certain proposed amendments to the indenture governing the Notes. The proposed amendments to the indenture would eliminate significantly all of the restrictive covenants and events of default provisions. Holders tendering their Notes will be required to consent to the proposed amendments. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

The Offer will expire at 5:00 p.m. New York City time on Tuesday, February 17, 2004 (the “Expiration Date”).

As described in more detail in the Offer to Purchase and Consent Solicitation Statement dated January 16, 2004 (the “Offer to Purchase”), holders who validly tender their Notes and provide consents prior to 5:00 p.m. New York City time on Wednesday, January 28, 2004 (the “Consent Date”), will be eligible to receive the total consideration of $1,020 per $1,000 principal amount of Notes tendered, which includes a consent payment of $20 per $1,000 principal amount of Notes tendered. The Issuers expect to pay the total consideration on or about February 9, 2004 for Notes validly tendered on or prior to the Consent Date and accepted for purchase.

As described in more detail in the Offer to Purchase, holders who validly tender their Notes and provide consents after the Consent Date and on or prior to the Expiration Date are not entitled to the $20 consent payment, and will receive as payment for their Notes, the purchase price, which is the total consideration minus the consent payment, or $1,000 per $1,000 principal amount of Notes tendered. The Issuers expect to make payment promptly after the Expiration Date for Notes validly tendered after the Consent Date and on or prior to the Expiration Date and accepted for purchase.

Holders that validly tender their Notes will also be paid accrued and unpaid interest up to, but not including, the applicable payment date for their Notes.

The Offer is conditioned upon satisfaction of several conditions, including (i) the Issuers receipt of the minimum consents required to amend the indenture, (ii) the consummation of certain refinancing transactions on terms that are acceptable to the Issuers, and (iii) general conditions, each as described in the Offer to Purchase.

The Issuers are purchasing the Notes and soliciting the consents in order to eliminate substantially all of the covenants applicable to the Notes so that they may refinance their existing debt in order to extend their debt maturities, to increase their financial flexibility and to take advantage of current market conditions in the debt markets. The Issuers will purchase the Notes with cash they obtain in the refinancing transactions.

The terms and conditions of the Offer, including the Issuers’ obligation to accept the Notes tendered and pay the purchase price and consent payments, are set forth in the Offer to Purchase. The Issuers may amend, extend or, terminate the Offer.

The Issuers have retained Banc of America Securities LLC to act as the exclusive Dealer Manager and Solicitation Agent in connection with the Offer. Requests for documents may be directed to Global Bondholder Services Corporation, the information agent for the Offer, at 212-430-3774 or 866-470-4200 (U.S. toll free). Questions regarding the Offer may be directed to Banc of America Securities LLC at (888) 292-0070.

This press release shall not constitute an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase.

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Issuers’ best estimates; actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Issuers assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:

Petro Stopping Centers, El Paso

Edward Escudero, 915-779-4711

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